Exhibit 99.4

DUTTON ASSOCIATES
INDEPENDENT RESEARCH

RESEARCH NOTE

International Barrier Technology Inc

Gerald F. LaKarnafeaux, CFA

Symbol (OTCBB)	IBTGF
Industry:	Industrial & Manufacturing
Recent Price:	$0.72
52-week Price Range:	$0.50 - $0.95
Target Price (12 months):	$1.44
Avg. Daily Vol. (3 mo.):	76,203

Fiscal Year Ending: June

Year	EPS	P/E	REVS	PSR
2004 A	$-0.02	---	$3.11	6.5
2005 A	$-0.03	---	$4.47	4.5
2006 E	$0.01	72.0	$8.13	2.5
2007 E	$0.15	4.8	$19.1	1.1
2008 N/A	---	---	---	---

Balance Sheet Data (mil)	09/30/2005
Cash Equivalent:	$1.0
Working Capital:	$1.1
Long-Term Liability:	$0.6
Shareholder's Equity:	$4.5

Ownership and Valuation (mil)	
Shares Outstanding:	27.90
Inside Ownership:	32.00%
Institutional Ownership:	15.00%
Equity Market Value:	$20.1

Current Rating History	
Date Assigned:	9/6/2005
Price at Rating:	$0.70
Original Price Target:	$1.44
Time Frame:	12 Months

Rating: Speculative Buy

03/09/2006

International Barrier Technology Inc.

International Barrier has filed a 10QSB that covers the second fiscal quarter for the period ending December 31, 2005. This filing is an important milestone for the Company. Due to number of US shareholders which is now a majority, the Company is no longer deemed to be a foreign Corporation for US reporting purposes. Consequently, the Company must file 10QSB, 10KSB and all other disclosure documents with the SEC. We believe this new filing requirement is good news for investors who in the past have had to rely mainly on Canadian filings, which reported financial results in Canadian funds. There will be no need for tedious currency exchange exercises in the future. Our next quarterly update will be based on the recent 10QSB filing for the December 31, 2005 period.

We continue to rate International Barrier as a Speculative Buy.

Current Dutton Associates disclaimer and 17b disclosure information regarding International Barrier Technology Inc

Information, opinions or recommendations contained in Dutton Associates' research reports or research notes are submitted solely for advisory and information purposes. The information used and statements of fact made have been obtained from sources considered reliable but we neither guarantee nor represent the completeness or accuracy. Such information and the opinions expressed are subject to change without notice. A Dutton Associates research report or note is not intended as an offering or a solicitation of an offer to buy or sell the securities mentioned or discussed. Neither the Firm, its principals, nor the assigned analysts own or trade shares of any company covered. The Firm does not accept any equity compensation. Anyone may enroll a company for research coverage, which currently costs US $35,000 prepaid for 4 Research Reports, typically published quarterly, and requisite Research Notes. Dutton Associates received $35,000 from the Company for 4 Research Reports with coverage commencing on 09/06/2005. Reports are performed on behalf of the public, and are not a service to any company. The analysts are responsible only to the public, and are paid in advance to eliminate pecuniary interests and insure independence. Please read full disclosure and other reports and notes on the Company at **www.jmdutton.com.**

The views expressed in this research report or note accurately reflect the analyst's personal views about the subject securities or issuer. Neither the analyst's compensation nor the compensation received by Dutton Associates is in any way related to the specific recommendations or views contained in this research report or note.

Dutton Associates. John M. Dutton, President, 4989 Golden Foothill Parkway, Suite 4, El Dorado Hills, CA 95762 Phone (916) 941-8119, Fax (916) 941-8093

Periodic Research Reports and Research Notes on this Company are available at our web site: **www.jmdutton.com.**